Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Ross Ely, HyperSpace Communications, Inc.

Phone (208) 893-1560

Email investor@ehyperspace.com

HYPERSPACE COMMUNICATIONS ANNOUNCES COMPLETION OF EXERCISE OF WARRANTS

Denver, CO – February 27, 2006 – HyperSpace Communications, Inc. (AMEX:HCO), a provider of PC products and IT solutions through its subsidiary MPC Computers, today announced the completion of a series of transactions under which 4,193,267 outstanding warrants to purchase its common stock at $3.00 per share were exercised. This transaction resulted in the issuance of 4,193,267 shares of common stock and proceeds to HyperSpace of $12,579,801, before commissions and other transaction expenses. The proceeds from the sale will be used for working capital and other corporate purposes.

More details can be found in the Company’s Form 8-K filings dated December 12, 2005, December 19, 2005, December 22, 2005, February 6, 2006, and February 27, 2006.

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. Additionally, the company provides contract manufacturing and distribution services to partners in the PC industry. For more information, visit HyperSpace online at www.ehyperspace.com